EXHIBIT 3.1

FILED
IN THE OFFICE OF THE

SECRETARY OF STATE OF THE

STATE OF NEVADA

JUL 21 1995

No.                        12099-95

s/Dean Heller

DEAN HELLER, SECRETARY OF STATE

                                              ARTICLES OF INCORPORATION

OF

Belize Cashew Company

We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of the corporation under the provisions of the Nevada Business Corporation Act (hereinafter called the “Act”) do hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE I

Name. The name of the corporation (hereinafter called the “Corporation”) is Belize Cashew Company.

ARTICLE II

Period of Duration: The period of duration of the corporation is perpetual.

ARTICLE III

Purpose and Powers.    The purpose for which this corporation is organized is to invest in all forms of investment, including real and personal property, stocks and bonds, including but not limited to, the acquisition of a business opportunity in any new industry including industries such as manufacturing, finance service, natural resources, high technology, product development, medical, communications or any other industry, and to engage in all other lawful business.

ARTICLE IV

Capitalization: The Corporation shall have the authority to issue 50,000,000 (fifty million) shares of stock each having a par value of one-tenth of one cent ($.001). All of the stock of the Corporation shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Directors.

ARTICLE V

Commencement of Business. The corporation shall not commence business until at least One Thousand Dollars ($1,000.00) has been received by the Corporation as consideration for the issuance of its shares.

ARTICLE VI

Initial Registered Office and Initial Registered Agent: The address of the initial corporate office of the Corporation is PO Box 17260, Salt Lake City, Utah 84117, and the initial registered Agent is John Muije, Esq.; First Interstate Bank Building, 302 East Carson Avenue, Suite 550, Las Vegas, Nevada 89101.

ARTICLE VII

Directors. The corporation shall be governed by a Board of Directors consisting of no less than one (1) and no more than nine (9) directors. The number of Directors constituting the initial Board of Directors is one (1) and the names and post office addresses of the persons who shall serve as Directors until their successors are elected and qualified are:

Laura Olson	PO Box 17260
Salt Lake City, Utah 84117

ARTICLE IIX

Incorporators.	The name and post office address of each incorporator is:

Laura Olson	PO Box 17260
Salt Lake City, Utah 84117

ARTICLE IX

Pre-emptive Rights. There shall be no pre-emptive rights to acquire unissued and/or treasury shares of stock of the Corporation.

ARTICLE X

Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote of the stockholders. Each stockholder shall have the right to vote his or her shares in person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney-in-fact. At each election of Directors, every Stockholder entitled to vote in such an election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are Directors to be elected and for whose election he or it has the right to vote, but the Shareholder shall have no right to accumulate his or its votes with regard to such election.

ARTICLE XI

By-Laws. The initial code of By-Laws of the Corporation shall be adopted by its Board of Directors. The power to amend or repeal the Bylaws or to adopt a new Code of By-Laws shall be in the Board of Directors, but the affirmative vote of two-thirds (2/3) of the directors shall be necessary to exercise that power. The Code of By-Laws may contain any provision for the regulation and management of this Corporation which are consistent with the Act and these Articles of Incorporation.

The name and address of the Incorporators of this Corporation are as follows:

Laura Olson
PO Box 17260
Salt Lake City, UT 84117

IN WITNESS WHEREOF, the undersigned, being the incorporators, executed these Articles of Incorporation and certify to the truth and the facts herein stated this 23rd day of June 1995.

s/Laura Olson
Laura Olson

John Muije, Esq.; 302 East Carson Ave, Suite 550, Las Vegas, Nevada 89101, hereby accepts appointment as registered agent for Belize Cashew Company.

s/John Muije
Registered Agent

STATE OF NEVADA	)
: ss
COUNTY OF CLARK	)

On the 29th Day of June, 1995, personally appeared before me,

John Muije, who being by me first duly sworn, severally declared that he is the authorized agent for Belize Cashew Company., who, acting on their behalf, has signed the foregoing document as the Registered agent.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 29th day of June, 1995.

s/Pamela Kay Bellos
NOTARY PUBLIC
Residing at: 5296 Silverheart Ave.
Las Vegas, Clark County, Nevada
89122

My Commission Expires:

              7-9-97

                        NOTARY PUBLIC

[S E A L]      STATE OF NEVADA

                          County of Clark

                        Pamela Kay Bellos

        My Appointment Expires July 9, 1997

STATE OF UTAH	)
: ss
COUNTY OF SALE LAKE	)

On the 23rd day of June, 1995, personally appeared before me, Laura

Olson, who acknowledged to me that they are the persons who signed the foregoing Articles of Incorporation as incorporators and that they have read the foregoing Articles of Incorporation and know the content thereof, and that the same is true of their knowledge as to those matters upon which they operate on information and belief, and as to those matters believe them to be true.

s/Laura Olson
Laura Olson

SUBSCRIBED and SWORN to before me this 23 day of June, 1995.

                         NOTARY PUBLIC

                    KRAIG A. MURDOCK

                       4711 Highland Drive                       s/Kraig A. Murdock

[S E A L]    Salt Lake city, Utah 84117                 NOTARY PUBLIC

                     My Commission Expires                  Residing at:___________________________

                            March 22, 1998

                         STATE OF UTAH

My Commission Expires:

.